Exhibit 99.1

Biologics Manufacturing Facility To Be Purchased By Genentech From Biogen Idec

Cambridge, Mass. And South San Francisco, Calif. — June 16, 2005 — Biogen Idec (NASDAQ: BIIB) and Genentech, Inc. (NYSE: DNA) announced today an agreement for Genentech to purchase Biogen Idec’s NIMO Oceanside, California biologics manufacturing facility. The approximately 430 employees currently at the facility are expected to be offered employment at Genentech or retained by Biogen Idec.

“This acquisition will position us to improve delivery of life-extending and life-improving therapies to patients with unmet medical needs. We expect the facility will play an important role in helping us deliver against our aggressive production plan,” said Patrick Y. Yang, Ph.D., Genentech’s senior vice president, Product Operations. “We view the Oceanside facility as a potentially unique and valuable asset, in terms of the manufacturing facilities, the added capacity and the addition of highly-skilled employees who will join our team.”

The parties have signed a purchase and sale agreement. The transaction is subject to various closing conditions. If the conditions are met, the parties anticipate closing the sale as early as June 23, 2005. Under terms of the agreement, Genentech will pay Biogen Idec approximately $408 million in cash for the 60-acre, 500,000 square-foot facility. The Oceanside plant, completed in December 2004, has 90,000 liters of bioreactor capacity. Genentech expects biologic manufacturing of Avastin™ (bevacizumab) at the plant to commence in 2006 with Food and Drug Administration (FDA) licensure anticipated in the first half of 2007. Of the approximately 430 employees currently working at the Oceanside facility, it is anticipated that approximately 330 will be offered employment by Genentech, and Genentech currently intends to hire approximately 200 additional employees at the facility by the end of 2006.

Biogen Idec expects to incur charges in the range of approximately $50 to $57 million, after income tax, in connection with the sale.

Following the closing of the transaction, Genentech will provide details of this transaction and an update on its overall manufacturing plans in a Webcast on or before its second quarter earnings announcement scheduled for July 11, 2005.

About Biogen Idec
Biogen Idec creates new standards of care in oncology, neurology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.

About Genentech
Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes multiple biotechnology products directly in the United States and licenses several additional products to other companies. The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit www.gene.com.

This press release contains forward-looking statements by Biogen Idec regarding the sale of NIMO and related assets, the impact of the sale on the employees at NIMO and their future employment, and the amount and timing of charges Biogen Idec expects to incur in connection with the sale. These statements are based on the current expectations of Biogen Idec management. There are a number of risks and uncertainties that could cause actual results to differ materially, including that Biogen Idec and Genentech may be unable to satisfy all of the conditions to closing the sale, and that Biogen Idec may incur unexpected expenditures, costs and charges related to the sale. For more detailed information on the risks and uncertainties associated with Biogen Idec’s business activities see the reports that Biogen Idec files with the SEC. Biogen Idec does not undertake any obligation to publicly update its forward-looking statements, whether as a result of new information, future events, or otherwise.

This press release contains forward-looking statements of Genentech regarding improved delivery of therapies, delivering on an aggressive production plan and timeframe for biologics manufacturing in 2006 and FDA licensure in 2007. Actual results could differ materially. Among other things, the timeframe for biologics manufacturing and FDA licensure could be affected by a number of factors, including product safety, efficacy or manufacturing issues, and FDA actions or delays or failure to receive FDA approval; delivering on an aggressive production plan could be impacted by actual demand for products exceeding internal forecasts, the inability to increase production output or to secure alternate sources of capacity or filling issues; and delivery of therapies could be affected by all of the foregoing as well as competition, pricing, reimbursement, the ability to supply product, product withdrawals, new product approvals and launches, achieving sales revenue consistent with internal forecasts, unanticipated expenses such as litigation or legal settlement expenses, costs of sales and R&D expenses. Genentech disclaims, and does not undertake, any obligation to update or revise any forward-looking statements in this press release.